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EXHIBIT (11)

                                 SYNTELLECT INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                      2000              1999             1998
                                                                    --------          --------          --------
Numerator:
      Numerator for basic and diluted income (loss) per
         share -- net income (loss)                                  $  2,242          $ (1,866)         $ (2,618)
                                                                     ========          ========          ========
Denominator:
      Denominator for basic income (loss) per share --
         weighted average number of common shares
         outstanding during the period                                11,742            13,034            13,441
      Incremental common shares attributable to exercise of
         outstanding common stock options                                957
                                                                    --------          --------          --------
Denominator for diluted income (loss) per share                       12,699            13,034            13,441
                                                                    ========          ========          ========
Basic net income (loss) per share                                   $   0.19          $  (0.14)         $ (0.19)
                                                                    ========          ========          ========
Diluted net income (loss) per share                                 $   0.18          $  (0.14)         $ (0.19)
                                                                    ========          ========          ========


The computation of diluted loss per share for 1999 and 1998 excluded the effect of incremental common shares numbering 565,400 and 317,933, respectively, attributable to the exercise of common stock options because their effect would be anti-dilutive.




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